IKON ANNOUNCES THIRD QUARTER RESULTS

                       Company Strengthens Balance Sheet,

            Develops Support Structure for Long-Term Competitiveness


Valley Forge, Pennsylvania - July 24, 2003 - IKON Office Solutions (NYSE:IKN), the world's largest independent distributor of document management products and services with operations throughout North America and Europe, today reported results for the Company's third fiscal quarter ended June 30, 2003. Net income for the third quarter was $14.7 million, or $.10 per diluted share, including a loss of $.10 per diluted share from the early extinguishment of debt, on revenues of $1.15 billion. On June 3, 2003 the Company announced a series of financing actions to improve financial liquidity, which included the repurchase of $83.5 million of corporate (non-finance subsidiary) debt and a tender offer for the June 2004 9.75% notes of IOS Capital, IKON's leasing subsidiary for the U.S. Together, these actions resulted in a pretax loss from the early extinguishment of debt of $27.5 million. Excluding these charges, earnings for the third quarter of Fiscal 2003 were $.20 per diluted share.

Revenues for the third quarter of Fiscal 2003 were $1.15 billion, compared to revenues of $1.22 billion for the third quarter of Fiscal 2002, a decline of 5.6%. Approximately 60%, or $41 million, of the revenue decline related to the Company's downsizing and exit strategies commenced during the first quarter of Fiscal 2002, including the de-emphasis of non-core technology hardware such as computers, routers and servers. Core revenues, defined as all remaining revenues including the sale of copiers/printers from leading vendors such as Canon and Ricoh, supplies, and the Company's wide array of services, declined 2.3% from the third quarter a year ago. Core revenues were negatively impacted by a decline in copier/printer equipment revenues, which were partially offset by the Company's stream of services and supply revenues which comprise over 65% of the Company's core revenue mix. Equipment revenues were impacted by an increase in vendor backorders of $14 million above the two year quarterly average, continued delays in customer purchasing decisions, and lower average selling prices due to mix shift in some segments of the market, primarily color.

Operating Income of $63.8 million for the third quarter of Fiscal 2003 declined from $83.0 million for the same period a year ago. Lower equipment revenues and the resulting impact on gross profit, coupled with additional expenses that were reflected in equipment costs and Selling and Administrative expense for the quarter, were the primary reasons for the decline in operational performance.

Commenting on the quarter's results, Matthew J. Espe, IKON's Chairman and Chief Executive Officer stated, "Our results this quarter do not reflect the potential I believe this Company can deliver, and point to the need for better execution and even greater responsiveness to changing market conditions. The document management industry will continue to experience fundamental shifts as digital and color technology evolves, and services play an increasingly larger and more critical role in winning new business. These changes underscore the importance of our objectives for Fiscal 2003: setting new foundations for growth to capitalize on the Company's global capabilities, service differentiation, and breadth of products; and, executing e-IKON to drive future earnings growth through highly efficient customer support and delivery mechanisms."

During the quarter, the Company made progress on these strategic priorities by:

     o Increasing placements of copiers/printers by approximately 6%, which will continue to fuel equipment service, supplies, and other services offered by IKON;
     o Enhancing its product portfolio with Production MICR check printing technology with the introduction of the Canon iR110M, and launching new color offerings from Canon and Ricoh, the iRC3200 and the CL7000, respectively;
     o Growing facilities management, the Company's largest outsourcing offering, by more than 3.7%;
     o Delivering the highest level of national account wins in the quarter since the Company more aggressively targeted this customer set in 2000; and,
     o Launching e-IKON - the Company's enterprise-wide systems and process redesign incorporating the Oracle E-Business Suite - in the second wave of marketplaces in the U.S. and the second of the Company's three mega Customer Care Centers.

In addition, during the third quarter, the Company took a number of actions to improve its financial liquidity, including the repurchase of non-finance subsidiary debt. As of June 30, 2003, the Company's total debt to capital ratio, including finance subsidiary debt, was 67.7%. Excluding finance subsidiary debt, the Company's corporate debt to capital ratio as of June 30, 2003 was 22.8% compared to 29% a year ago.

Financial Analysis

Year-to-year comparisons of both Net Sales and Services were impacted unfavorably by actions the Company has taken to strengthen the business model and facilitate long-term profitability objectives. During the first quarter of Fiscal 2002, the Company exited its telephony business, sold its technology education business, and began the process of closing or selling a number of digital print centers and technology services locations. The Company also began to de-emphasize the distribution of low-margin technology hardware - an undertaking expected to continue throughout Fiscal 2003.

Net Sales of $536.5 million, which include the sale of copier/printer equipment, supplies and technology hardware, declined by 10.4% from the third quarter of Fiscal 2002. This comparison was affected by the de-emphasis on technology hardware, which declined by approximately $31 million, for a Net Sales decline without technology hardware of 5.7%. Supplies declined 4% from the prior year and copier/printer equipment revenues declined by 6.2% from the same period a year ago. Equipment revenues were impacted by an increase in vendor backorders of approximately $14 million over the two year quarterly average, continued delays in customer purchasing decisions, and lower average selling prices. Lower average selling prices stem from new technologies launched during the quarter at lower price points than former alternatives as well as the mix of products sold during the quarter when compared to the prior year. These pricing shifts were partially offset by increased placements in the third quarter, which the Company believes will serve as a facilitator for future equipment service, outsourcing, supplies, and financing revenue opportunities. Gross profit margin on Net Sales declined to 32.6% for the third quarter of Fiscal 2003 from 34.7% in the prior year, largely due to additional adjustments to costs of $2.5 million and lower margins on copier/printer equipment sales as a result of pricing dynamics.

Services, which include revenues from the servicing of copier/printer equipment, and outsourcing and other services, declined by 1.9% to $517.1 million from the third quarter of Fiscal 2002. The impact of businesses exited or downsized in Fiscal 2002 contributed to approximately $10 million of the decline, resulting in slight growth in Services excluding these actions. Approximately 55% of Services stem from revenues associated with the servicing of the Company's installed base of copier/printer equipment by more than 7,000 technicians throughout North America and Europe. Revenues from equipment service are closely linked to the number of copies IKON's customers generate on their copier/printer devices during a quarter, and for the third quarter copy volumes grew approximately 2% over the prior year, resulting in a moderate increase in equipment service revenues compared to the third quarter a year ago. Outsourcing and other services declined by 4% from the prior year, negatively impacted by the $10 million related to IKON's Fiscal 2002 downsizing and exit strategies. Excluding the $10 million decrease, outsourcing and other services revenues for the third quarter were essentially flat compared to the third quarter of the prior year. Gross profit margin on Services of 42.1% was consistent with the prior year of 42.2%, due to the benefits of the prior year's downsizing efforts and the ongoing productivity gains of the Company's equipment service operations.

Finance Income grew 4.9% to $97.2 million from the third quarter of Fiscal 2002 due to continued growth in the lease portfolio in the U.S., Canada, and Europe as customers continue to utilize IKON's ability to offer captive lease financing. In the third quarter, approximately 80% of IKON's equipment revenues in the U.S. were financed through IOS Capital, IKON's largest leasing subsidiary. Portfolio quality at IOS Capital remains stable, with charge-offs and collections remaining at consistent levels. Gross profit margin from finance subsidiaries in the third quarter of Fiscal 2003 increased to 62.5% from 57.8% for the third quarter of the prior year, reflecting lower average borrowing costs as a result of market rate reductions and the Company's chosen mix of capital resources - primarily lease-backed notes - to support lease financing.

Selling and Administrative expenses declined by 2.8% or $11.3 million from the third quarter of the prior year as the Company absorbed higher pension, health care, and e-IKON implementation expenses in Fiscal 2003. Softer market conditions for equipment sales in Fiscal 2003 have warranted a continued sequential reduction in Selling and Administrative expenses, which the Company achieved in its first two fiscal quarters. However, this rate of decline slowed this quarter due to a higher level of fixed selling expenses, severance costs and higher expenses associated with the e-IKON pilot.

Balance Sheet and Liquidity

During the quarter, IOS Capital continued to raise capital for its leasing operations. After completion of the following transactions in the quarter, IOS Capital's average cost of financing remains under 6% and minimum return on equity targets remain at 17%.

     o On April 23, 2003, IKON Receivables Funding, LLC, a wholly owned subsidiary of IOS Capital, issued $852 million of equipment leased-backed notes with a weighted average interest rate of 2.58%. The notes are rated Aaa/AAA by Moody's and Standard and Poor's, respectively, and are insured by AMBAC Assurance Corporation. IOS Capital acts as servicer on the notes.

     o On June 3, 2003, the Company commenced a tender offer for $240.5 million of IOS Capital's 9.75% notes due June 2004. Approximately 85.5%, or $205.6 million, of the notes were tendered and delivered to the trustee prior to June 30, 2003. Subsequently, funds were irrevocably deposited into an account with an escrow agent to cover the principal and interest due through maturity on the remaining $34.9 million of the 9.75% notes. These actions satisfied the early maturity provision contained in IKON's $300 million credit facility. As of June 30, 2003, there were no borrowings against the credit facility.

     o On June 16, 2003, IOS Capital issued $350 million of 7.25% unsecured notes due 2008. The proceeds of this offering, which was raised from an initial amount of $250 million to $350 million, were used primarily to finance the above tender offer.

In addition, during the third quarter IKON continued to improve its financial flexibility by repurchasing $83.5 million of non-finance subsidiary debt in the open market. As of June 30, 2003, the remaining non-finance subsidiary debt was $492 million, more than 80% of which matures in 2025 and beyond.

The tender offer for IOS Capital's 9.75% notes, in addition to the repurchase of non-finance subsidiary debt during the quarter, resulted in a loss from the early extinguishment of debt of $27.5 million, or $.10 per diluted share, in the quarter.

As of June 30, 2003, the Company had approximately $207 million in non-restricted cash on its balance sheet. Cash from operations for the first nine months of the fiscal year was approximately $125 million. For the full fiscal year, the Company expects Cash from Operations to be in the range of $310 million to $335 million, compared to the expected range of $365 million to $390 million previously communicated. Capital expenditures, consisting of operating rentals and property and equipment expenditures, net of proceeds, are expected to be approximately $85 million for Fiscal 2003 compared to prior expectations of $115 million.


Fourth Quarter Earnings Outlook

Fourth quarter earnings are expected to be in the range of $.15 to $.17 per diluted share on a revenue decline in the range of 4% to 5%. This range assumes similar trends in terms of pricing and demand for copier/printer equipment as experienced in the third quarter, and the historically sequential decline in equipment service as a result of the summer months. These expectations exclude any additional potential loss from the early extinguishment of debt that the Company may incur should the Company continue to repurchase non-finance subsidiary debt in the fourth quarter.

Adjusted Financial Information

Net income and earnings per diluted share in this earnings release are presented on an adjusted basis to exclude the impact of the loss from the early extinguishment of debt. Revenues are also presented on an adjusted basis to exclude the impact of downsizing and exit strategies commenced during the first quarter of Fiscal 2002. In addition, the Company's debt to capital ratio is presented excluding finance subsidiary debt. Management believes these presentations provide a reasonable basis on which to present adjusted financial information and ratios that provide investors with a useful indication of the performance of the Company's ongoing operations and financial strength. This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with generally accepted accounting principles (GAAP). Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

A supplemental schedule attached provides a quantitative reconciliation of the differences between the adjusted financial information and the financial measures calculated and presented in accordance with GAAP. This reconciliation, in addition to other adjusted financial measures used by management may be found at the Company's website at www.ikon.com in the Investor Relations section.

About IKON

IKON Office Solutions (www.ikon.com) is the world's largest independent distributor of products and services that help businesses manage document workflow and increase efficiency. IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, and legal document solutions, as well as network integration, connectivity and custom workflow and imaging application development. IOS Capital, LLC, a wholly owned subsidiary of IKON, provides lease financing to customers and is one of the largest captive finance companies in North America. With Fiscal 2002 revenues of $4.8 billion, IKON has approximately 600 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland, the Netherlands, and Denmark.

================================================================================

  QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the third quarter results and the Company's outlook will be discussed on a conference call hosted by IKON at 10:00 a.m. EST on Thursday, July 24, 2003. Please call
  (719) 457-2600 to participate. The live audio broadcast of the call can be accessed on IKON's Investor Relations homepage. A complete replay of the conference call will also be available on IKON's Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to www.ikon.com and click on Invest in IKON. Beginning at 1:00 p.m. EST on July 24, 2003 and ending at midnight EST on July 29, 2003, a complete replay of the conference call can also be accessed via telephone by calling (719) 457-0820 and using the access code 485682.


  NON-GAAP INFORMATION: In the event any non-GAAP measures are discussed during the conference call, a file will be available, within 24 hours, on the Company's website, www.ikon.com, that reconciles non-GAAP and GAAP results. The file can be accessed on the Investor Relations home page by clicking on Invest in IKON.
================================================================================


This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our fourth quarter and full Fiscal 2003 results and future earnings growth from e-IKON and other long-term strategies. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management's current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; the implementation, timing and cost of the e-IKON initiative; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON's 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

                                      # # #


                                                    IKON Office Solutions, Inc.
                                                    Consolidated Balance Sheets
                                                           Preliminary

                                                                                              June 30,
                                                                                                2003             September 30,
(in millions)                                                                               (unaudited)               2002
---------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                                              $             206.9   $             271.8
Restricted cash                                                                                      166.7                 116.1
Accounts receivable, less allowances of:  June 30, 2003 - $16.4;
   September 30, 2002 - $14.2                                                                        621.1                 568.6
Finance receivables, less allowances of:  June 30, 2003 - $19.2;
   September 30, 2002 - $20.4                                                                      1,181.8               1,198.3
Inventories                                                                                          272.1                 318.2
Prepaid expenses and other current assets                                                            108.5                  82.9
Deferred taxes                                                                                        65.4                  65.3
---------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                               2,622.5               2,621.2
---------------------------------------------------------------------------------------------------------------------------------

Long-term finance receivables, less allowances of:  June 30, 2003 -
   $35.6; September 30, 2002 - $37.8                                                               2,304.5               2,231.5

Equipment on operating leases, net                                                                   103.6                  99.6

Property and equipment, net                                                                          186.7                 202.9

Goodwill, net                                                                                      1,253.0               1,235.4

Other assets                                                                                          69.3                  67.2
---------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                           $           6,539.6   $           6,457.8
---------------------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
Current portion of long-term debt, excluding finance subsidiaries                      $               7.0   $              11.5
Current portion of long-term debt of finance subsidiaries                                          1,231.9               1,312.0
Notes payable                                                                                          1.7                   7.2
Trade accounts payable                                                                               192.7                 232.1
Accrued salaries, wages and commissions                                                               81.5                 127.7
Deferred revenues                                                                                    138.8                 161.5
Other accrued expenses                                                                               257.5                 300.9
---------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                          1,911.1               2,152.9
---------------------------------------------------------------------------------------------------------------------------------

Long-term debt, excluding finance subsidiaries                                                       483.2                 594.4

Long-term debt of finance subsidiaries                                                             1,768.0               1,495.8

Deferred taxes                                                                                       525.2                 479.4

Other long-term liabilities                                                                          186.0                 200.4

Commitments and contingencies

Shareholders' Equity
Common stock, no par value:  authorized: 300.0 shares; issued: June
   30, 2003-150.0 shares; September 30, 2002-150.0 shares;
   outstanding:  June 30, 2003-146.2 shares; September 30, 2002-
   144.0 shares                                                                                    1,014.1               1,015.2
Series 12 preferred stock, no par value:  authorized 0.5 shares; none issued or outstanding
Unearned compensation                                                                                (2.8)                 (2.0)
Retained earnings                                                                                    669.6                 595.7
Accumulated other comprehensive loss                                                                 (1.1)                (50.8)
Cost of common shares in treasury:  June 30, 2003 - 3.1 shares;
   September 30, 2002-5.3 shares                                                                    (13.7)                (23.2)
---------------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                                         1,666.1               1,534.9
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                                             $           6,539.6   $           6,457.8
---------------------------------------------------------------------------------------------------------------------------------



IKON Office Solutions, Inc.
---------------------------

FINANCIAL SUMMARY (in thousands, except earnings per share)
(unaudited)
                                                                                Third Quarter Fiscal
                                                             ---------------------------------------------------------------
                                                                      2003                                   2002
                                                             -----------------------               -------------------------
Revenues
Net sales                                                  $                536,485              $                  598,698
Services                                                                    517,113                                 527,204
Finance income                                                               97,211                                  92,714
----------------------------------------------------------------------------------------------------------------------------
                                                                          1,150,809                               1,218,616
----------------------------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                          361,628                                 390,757
Services costs                                                              299,191                                 304,755
Finance interest expense                                                     36,429                                  39,103
Selling and administrative                                                  389,736                                 401,017
----------------------------------------------------------------------------------------------------------------------------
                                                                          1,086,984                               1,135,632
----------------------------------------------------------------------------------------------------------------------------

Operating income                                                             63,825                                  82,984
Loss from early extinguishment of debt                                       27,454
Interest expense                                                             12,765                                  12,955
----------------------------------------------------------------------------------------------------------------------------
Income before taxes on income                                                23,606                                  70,029
Taxes on income                                                               8,911                                  26,887
----------------------------------------------------------------------------------------------------------------------------
Net income                                                 $                 14,695              $                   43,142
                                                             =======================               =========================


Basic Earnings Per Common Share                            $                   0.10              $                     0.30
                                                             =======================               =========================

Diluted Earnings Per Common Share                          $                   0.10 (a)          $                     0.28 (a)
                                                             =======================               =========================

Weighted Average Common Shares Outstanding, Basic                           145,201                                 143,867
                                                             =======================               =========================

Weighted Average Common Shares Outstanding, Diluted                         147,965                                 158,595
                                                             =======================               =========================


Operations Analysis:
      Gross profit %, net sales                                               32.6%                                   34.7%
      Gross profit %, services                                                42.1%                                   42.2%
      Gross profit %, finance subsidiaries                                    62.5%                                   57.8%
      Total gross profit %                                                    39.4%                                   39.7%
      Selling and administrative as a % of revenue                            33.9%                                   32.9%
      Operating income as a % of revenue                                       5.5%                                    6.8%

(a)  The calculation of diluted earnings per common share for the third quarter of fiscal 2002 assumes the conversion of convertible notes issued in May 2002 by IOS Capital, LLC resulting in 10,748 shares. For purposes of diluted earnings per common share, net income for the third quarter of fiscal 2002 includes the add-back of $1,264, representing interest expense, net of taxes, associated with such convertible notes. The calculation of diluted earnings per common share for the third quarter of fiscal 2003 excludes the assumed conversion of the convertible notes because the impact is antidilutive.



IKON Office Solutions, Inc.
---------------------------

FINANCIAL SUMMARY (in thousands, except earnings per share)
(unaudited)
                                                                                 Year to Date Fiscal
                                                                    --------------------------------------------------
                                                                          2003                            2002
                                                                    ------------------             -------------------
Revenues
Net sales                                                         $         1,616,555            $          1,759,136
Services                                                                    1,537,024                       1,610,611
Finance income                                                                289,118                         279,492
----------------------------------------------------------------------------------------------------------------------
                                                                            3,442,697                       3,649,239
----------------------------------------------------------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                                                          1,069,817                       1,155,784
Services costs                                                                911,295                         955,169
Finance interest expense                                                      112,092                         117,263
Selling and administrative                                                  1,151,430                       1,202,562
----------------------------------------------------------------------------------------------------------------------
                                                                            3,244,634                       3,430,778
----------------------------------------------------------------------------------------------------------------------

Operating income                                                              198,063                         218,461
Loss from early extinguishment of debt                                         26,204
Interest expense                                                               37,583                          41,551
----------------------------------------------------------------------------------------------------------------------
Income before taxes on income                                                 134,276                         176,910
Taxes on income                                                                50,689                          65,899
----------------------------------------------------------------------------------------------------------------------
Net income                                                        $            83,587            $            111,011
                                                                    ==================             ===================



Basic Earnings Per Common Share                                   $              0.58            $               0.78
                                                                    ==================             ===================

Diluted Earnings Per Common Share                                 $              0.54 (a)        $               0.74 (a)
                                                                    ==================             ===================

Weighted Average Common Shares Outstanding, Basic                             144,614                         142,901
                                                                    ==================             ===================

Weighted Average Common Shares Outstanding, Diluted                           167,280                         150,918
                                                                    ==================             ===================


Operations Analysis:
      Gross profit %, net sales                                                 33.8%                           34.3%
      Gross profit %, services                                                  40.7%                           40.7%
      Gross profit %, finance subsidiaries                                      61.2%                           58.0%
      Total gross profit %                                                      39.2%                           38.9%
      Selling and administrative as a % of revenue                              33.4%                           33.0%
      Operating income as a % of revenue                                         5.8%                            6.0%

(a)  The calculation of diluted earnings per common share for year-to-date fiscal 2003 and 2002 assumes the conversion of convertible notes issued in May 2002 by IOS Capital, LLC resulting in 19,960 and 3,583 shares, respectively.
     For purposes of diluted earnings per common share, net income for year-to-date 2003 and 2002 includes the add-back of $6,984 and $1,264, respectively, representing interest expense, net of taxes, associated with such convertible notes.


IKON Office Solutions, Inc.
---------------------------

COMPUTATIONS OF EARNINGS PER COMMON SHARE
(in thousands, except earnings per share)
(unaudited)
                                                                          Three Months Ended June 30,
                                               ------------------------------------------------------------------------------------

                                                                  2003                                        2002
                                               ----------------------------------------    ----------------------------------------

                                                     Basic                  Diluted            Basic                 Diluted
                                               ---------------          --------------     ------------          -------------

Average Shares Outstanding
Common shares                                      145,201                    145,201       143,867                   143,867
Convertible notes                                                                                                      10,748
Restricted stock awards                                                           335                                     469
Stock options                                                                   2,429                                   3,511
------------------------------------------------------------------------------------------------------------------------------
   Total shares                                    145,201                    147,965       143,867                   158,595
------------------------------------------------------------------------------------------------------------------------------

Income
Net income                                   $      14,695         $           14,695   $    43,142         $          43,142
Interest on convertible notes, net                                                                                      1,264
------------------------------------------------------------------------------------------------------------------------------
Adjusted net income                          $      14,695         $           14,695   $    43,142         $          44,406
------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
EPS                                          $        0.10         $             0.10   $      0.30         $            0.28
==============================================================================================================================


                                                                          Nine Months Ended June 30,
                                               ------------------------------------------------------------------------------------

                                                                  2003                                        2002
                                               ----------------------------------------    ----------------------------------------

                                                     Basic                  Diluted            Basic                 Diluted
                                               ---------------          --------------     ------------          -------------

Average Shares Outstanding
Common shares                                      144,614                    144,614       142,901                   142,901
Convertible notes                                                              19,960                                   3,583
Restricted stock awards                                                           283                                     451
Stock options                                                                   2,423                                   3,983
------------------------------------------------------------------------------------------------------------------------------
   Total shares                                    144,614                    167,280       142,901                   150,918
------------------------------------------------------------------------------------------------------------------------------

Income
Net income                                   $      83,587         $           83,587   $   111,011         $         111,011
Interest on convertible notes, net                                              6,984                                   1,264
------------------------------------------------------------------------------------------------------------------------------
Adjusted net income                          $      83,587         $           90,571   $   111,011         $         112,275
------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------
EPS                                          $        0.58         $             0.54   $      0.78         $            0.74
==============================================================================================================================



IKON Office Solutions, Inc.
Non-GAAP Net Income and Earnings per Diluted Share Reconciliation
(in thousands, except per share data)

Three Months Ended June 30, 2003
                                                   GAAP                      (1)       Non - GAAP
                                               As Reported         Adjustment         As Adjusted
                                             -----------------   ---------------   ---------------

Net income                                           $ 14,695          $ 17,090             $ 31,785

Diluted earnings per common share                      $ 0.10            $ 0.10               $ 0.20


Nine Months Ended June 30, 2003

Net income                                           $ 83,587          $ 16,311             $ 99,898

Diluted earnings per common share                      $ 0.54            $ 0.10               $ 0.64


(1) The adjustment represents the exclusion of the impact of the loss from the early extinguishment of debt, net of taxes. The loss from the early extinguishment of debt for the three and nine months ended June 30, 2003, was $27,454 and $26,204, respectively.


      Reconciliation of Reported to Core Revenue
      (in thousands)

 Third Quarter Fiscal 2003
                                                                                  (1)
                        Revenues                       Reported          Adjustment         Core Revenue
                                                   -----------------   ---------------    -----------------

       Net sales                                          $ 536,485         $ (24,778)           $ 511,707
       Services                                             517,113            (6,585)             510,528
       Finance income                                        97,211                                 97,211
                                                   -----------------   ---------------    -----------------

 Total revenues                                          $1,150,809         $ (31,363)          $1,119,446
                                                   =================   ===============    =================

 Third Quarter Fiscal 2002


       Net sales                                          $ 598,698         $ (55,828)           $ 542,870
       Services                                             527,204           (16,927)             510,277
       Finance income                                        92,714                                 92,714
                                                   -----------------   ---------------    -----------------

 Total revenues                                          $1,218,616         $ (72,755)          $1,145,861
                                                   =================   ===============    =================

(1)  Adjusted for downsizing and exit strategies commenced during the first quarter of Fiscal 2002, including the de-emphasis of non-core technology hardware such as computers, routers, and servers.

Corporate Debt to Capital Ratio (excluding lease financing debt) Reconciliation (in millions)


                                                        3Q '02             3Q '03

      IKON Corporate Debt                              $        615        $      492

      Equity                                           $      1,509        $    1,666

      Non-GAAP Corporate Debt/Capital Ratio                   29.0%             22.8%
         (excluding lease financing debt)


      IKON Corporate Debt                              $        615        $      492
      Leasing Debt                                            2,781             3,000
                                                   ===================================
      Total IKON Debt                                         3,396             3,492

      Equity                                           $      1,509        $    1,666

      GAAP Debt to Capital Ratio                              69.2%             67.7%

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